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                                [SSJ LETTERHEAD]


                                                                     EXHIBIT 5.1


STEPHEN S JAMES
Counsel to the Firm

                                                                    18 July 2002


Nabors Industries Ltd.
c/o The Corporate Secretary Limited
Whitepark House
White Park Road
Bridgetown, Barbados

Dear Sirs

NABORS INDUSTRIES LTD. (THE "COMPANY")

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") in relation to a total of 1,073,514 Common Shares of the Company of par value US$0.001 each (the "Common Shares") which may be issued upon the exercise of options to acquire Common Shares granted or to be granted under the Nabors Industries, Inc. 1992 Incentive Stock Plan and the Nabors Industries, Inc. 1993 Key Employee Stock Plan (collectively, the "Plans").

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation, as we have considered requisite to this opinion. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Registration Statement.


ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us, and such other documents examined by us, as originals, and the conformity to authentic original Documents of all Documents submitted to us, and such other documents examined by us, as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

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(c)      the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than the Company);

(e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Plans or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plans is required to be performed or taken in any jurisdiction outside Bermuda such action or obligation will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Plans are in the proper legal form to be admissible in evidence and enforced in the courts of the State of Delaware and in accordance with the laws of the State of Delaware;

(h) that any award issued under the Plans (the "Awards") will constitute the legal, valid and binding obligation of the recipient;

(i) that each of the Company or any other party to the Plans is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time;

(j) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(k) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(l) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors to effect entry by the Company into the Plans, or to perform their obligations under the Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m) that each Director of the Company, when the Board of Directors adopted the Resolutions (which are the Directors' resolutions), discharged his fiduciary duty

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         owed to the Company and acted honestly in good faith with a view to the best interests of the Company;

(n) that each transaction to be entered into pursuant to the Plans is entered into in good faith with a view to the best interests of the Company;

(o) that the Plans constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms under the laws of the State of Delaware by which they are expressed to be governed and that the Company has entered into its obligations under the Plans in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plans would benefit the Company;

(p) that the Plans constitute the legal, valid and binding obligations of the parties thereto, other than the Company, under the laws of their jurisdiction of incorporation or jurisdiction of formation;

(q) that the Plans have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and power of each such party thereto and that each such party to which the Company purportedly delivered the Plans has actually received and accepted delivery of the Plans;

(r) that, at the time of issue by the Compensation Committee (the "Committee") of any Award under the Plans or of Common Shares pursuant to such Awards, the Committee has been duly constituted and remains a duly constituted committee of the Board of Directors of the Company having the necessary powers and authority to issue Awards and any Common Shares pursuant to the Plans;

(s) that the approval of the issue of any Awards under the Plans are duly made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution then in force within the authority then given to the Committee by the Board of Directors of the Company; and

(t) that the issue price of the Common Shares issued pursuant to Awards issued under the Plans will not be less than the par value of such shares and the Company will have sufficient authorised share capital to effect the issue of such shares and will continue to hold the necessary consent of the Bermuda Monetary Authority.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

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(1)      The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2) The Company has taken all necessary corporate action to authorise the delivery of the Registration Statement and the registration of the Shares pursuant to the Registration Statement.

(3) The Company has taken all necessary corporate action to authorise the Plans and the issuance of the Common Shares.

(4) When issued in accordance with the Resolutions and the Plans, the Common Shares will be duly and validly issued, fully paid, non-assessable shares of the Company.

(5)      The issue by the Company of the Shares will not violate:-

         (a) any provision of any applicable law of Bermuda, nor, as far as can be ascertained from public record, any regulation or order of any governmental, judicial or public body or authority of or in Bermuda;

         (b)      the Memorandum of Association or Bye-laws of the Company.


(6)      Based solely upon the Company Search and the Litigation Search:

         (i) no litigation, arbitration or administrative or other proceeding of or before any arbitrator or governmental authority of Bermuda is pending against or affecting the Company or against or affecting any of its properties, rights, revenues or assets; and

         (ii) no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

(7) The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda

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         and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the delivery, performance of the Plans or the transactions contemplated thereby and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

RESERVATIONS

We have the following reservations:-

(a) The term "enforceable" as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters, which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Plans. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Plans.

(c) Enforcement of the obligations of the Company under the Plans may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(d) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

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(g)      Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h) A Bermuda court may refuse to give effect to any provisions of the Plans in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(i) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

         (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

         (ii) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

         (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

         (iv) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or

         (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

         Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

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(j)      In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(k) In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(l) In paragraph (1) above, the term "good standing" means that the Company has received a Certificate of Compliance from the Registrar of Companies.

(m) Any reference to this opinion to being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

(n) Bermuda law does not recognise the concept of "treasury shares" and so such shares will not be available to satisfy the obligations of the Company to issue Common Shares under the Plans.


DISCLOSURE

This opinion is addressed to you in connection with the filing with the US Securities and Exchange Commission of the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement by the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

Yours faithfully

/s/ APPLEBY SPURLING & KEMPE


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                                    SCHEDULE

1. The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed at 11:20 a.m. on 17 July, 2002 (the "Company Search").

2. The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed at 12:05p.m. on 17 July, 2002 in respect of the Company (the "Litigation Search").

         (The Company Search and the Litigation Search are together referred to as the "Searches").

3. An electronic copy of the Registration Statement (excluding exhibits and excluding the documents incorporated by reference).

4.       Faxed copies of the Plans.

5. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").

6. Certified copies of the minutes of the Board of Directors of the Company effective 20 June, 2002 (the "Resolutions").

7. A certified copy of the "Foreign Exchange Letter", dated 11 December, 2001 and a letter of permission dated 15 April 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

8. An Officers Certificate (the "Certificate") dated 18 July, 2002 and signed by Geraldine Harris, Assistant Secretary of the Company confirming the authorised and issued capital of the Company as at that date and the maximum number of Common Shares to be issued pursuant to the Plans.

9. A Certificate of Compliance, dated 17 July, 2002 issued by the Ministry of Finance in respect of the Company.